[Revised]

November 8, 2004

PERSONAL & CONFIDENTIAL

Wilon Resources, Inc.
931 Ashland Terrace
Chattanooga, Tennessee 37415

Attention: Harry Thompson


Dear Mr. Thompson:

     Midas  Securities,  Inc.  ("Midas")  is  pleased  to be  engaged  by  WILON
RESOURCES, INC. ("the Company") to act as placement agent or underwriter in connection with the proposed offering, issuance and sale of the Company's common stock, preferred stock, convertible debentures, debt or any other securities (the "Securities") by the Company or other similar financing transaction (the "Transaction'). The term of this letter shall commence on the date hereof and continue until the earlier of the closing of the Transaction or May 31, 2005 (the "Term"). This letter agreement will confirm our mutual, understanding of the terms of this engagement.

     In connection with its engagement, Midas will perform services which are normal and customary for a placement agent to perform in connection with the Transaction. In this capacity, Midas will endeavor to obtain commitments from investors ("Investors") to purchase the Securities. Any financing arranged by Midas will be as the Company's agent (on a reasonable efforts basis) and not on an underwritten basis. To facilitate our efforts to place the Securities, you agree to direct to Midas all inquiries from prospective Investors during the period this engagement is in effect.

The Company agrees to pay Midas for its services under this letter agreement:

     i. a fee (a "Transaction Fee') equal to ten percent (10.00%) of the aggregate gross proceeds received or to be received by the Company from the sale of Securities in any Transaction during the Term. The Transaction Fee shall be due and payable on the closing of any Transaction.

     ii. five year warrants (the "Warrants") to purchase an amount of Securities equal to ten percent 10%) of the Securities sold in the Transaction at a per share exercise price equal to the offering price of the Securities.

     Whether or not any Transaction is consummated, and in addition to any fees payable to Midas under this letter agreement, the Company agrees to reimburse Midas, upon its request from timetotime, for its outofpocket expenses (including for travel) related to Midas's activities under this letter agreement, including the reasonable fees and disbursements of its legal counsel, up to a maximum of $15,000. In no event will Midas be responsible for expenses incurred in connection with the offer and sale of the Securities (including the fees and expenses of any counsel for Investors or the Company).

     If during the Term, or a period of twelve (12) months following the Term, the Company decides to conduct a purchase or sale transaction or other extraordinary corporate transaction or a public or private offering or other type of financing, the Company agrees to notify Midas of the Company's intention and provide Midas in good faith with the opportunity to compete for the position of financial advisor, underwriter, placement agent or such other role as may be appropriate for the transaction contemplated. Any engagement of Midas by the Company in, connection with such a transaction shall be at fees, and upon terms, customary and consistent with industry practice that would be agreed between the Company and Midas in good faith. If Midas agrees to act in such capacity, the Company and Midas will enter into an appropriate form of engagement letter agreement. The Company acknowledges that this letter agreement is neither an expressed nor an implied commitment by Midas to act in any capacity in any such transaction. Midas acknowledges than this letter agreement is neither an expressed nor an implied commitment by the Company to engage Midas in connection with any such transaction.

     Nothing contained herein constitutes a commitment on the part of the Company or Midas to complete any Transaction, and Midas shall not have the power or authority to bind the Company to any terms or conditions of a Transaction. It is understood and agreed that this letter does not constitute a commitment by Midas to purchase or underwrite the sale of any Securities and that Midas shall have no obligation hereunder to place any Securities.

     The Company will furnish Midas with such information and documents regarding the Company and its business and financial condition (all such documents and materials, including those documents and materials prepared for Investors, shall be referred to herein as the "Information") as Midas believes relevant and appropriate to its services under this letter agreement and will prepare and furnish Midas with an offering memorandum relating to the Company and the Transaction (the "Offering Memorandum"). The Company agrees to cooperate fully with Midas in connection with its engagement hereunder, including making members of management and other employees available to Midas for purposes of satisfying Midas's due diligence requirements and consummating the Transaction, and agrees to commit such time and other resources as are reasonably necessary or appropriate to secure reasonable and timely success of the Transaction. The Company authorizes Midas to transmit to prospective Investors copies of the Offering Memorandum and any purchase agreements or other legal documentation approved by the Company for use in connection with a Transaction.

     The Company recognizes and agrees that, in performing the services contemplated in this letter agreement, Midas will be relying solely on, and will not be independently verifying, the information, the Offering Memorandum arid information available from public sources. Accordingly, the Company agrees that the Information will be complete and accurate in all material respects and not misleading and that the Offering Memorandum will not, when delivered nor at any time prior to or at the closing of a Transaction, contain any untrue statement of a material fact or omit to state a material fact necessary to snake the statements therein, in light of the circumstances under which they were made, not misleading. In addition, the Company agrees that all information regarding the Securities, including any term sheet, descriptions or other documentation, shall be complete and accurate in all respects and not misleading. The Company shall advise Midas promptly if it learns of any material inaccuracy, any omission of a material fact or any misleading statement in the Information or the information regarding the Securities previously delivered to Midas and of the occurrence of any event or any other change prior to the closing which results in, the Offering Memorandum containing any untrue statement of a material fact or omitting to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The Company agrees that Midas does not have any responsibility for the accuracy or completeness of the Information or the Offering Memorandum.

     Neither the Company nor any parties acting on its behalf will, directly or indirectly except through Midas, offer or sell, or solicit any offer to buy, any of the Securities during the Term. As used in this agreement, the terms "offer' and "sale" have the meanings specified in Section 2(3) of the Securities Act of 1933, as amended.

     The Company shall have the right to approve, and Midas shall have the right to review, every form of written communication from the Company or any parties acting on its behalf (including Midas) to any offeree or purchaser in connection with the offer and sale of the Securities. Neither the Company nor any parties acting on its behalf shall distribute any written communication to any offeree or purchaser if Midas reasonably objects to such written communication. Neither the Company nor any parties acting on its behalf (including Midas) will offer or sell the Securities by any form of general solicitation or general advertising, including, but not limited to, the methods described in Rule 502(c) under the Act.
     Each of the Company and Midas agrees to conduct the offering and sale of the Securities in a manner intended to comply with the registration or qualification requirements, or available exemptions therefrom, under applicable state "blue sky" laws and applicable securities laws of other jurisdictions. The Company shall be responsible for compliance with the filing requirements of the securities laws of states and other jurisdictions and shall make all filings and take all other actions as are required in connection with compliance with such laws. Neither the Company nor its affiliates will, directly or indirectly, make any offer or sale of any of the Securities or any securities of the same or a similar class as the Securities, the result of which would cause the offer and sale of the Securities to fail to be entitled to the exemptions from registration and qualification requirements under applicable federal securities laws, state "blue sky" laws or the securities laws of any other jurisdiction (collectively, the "Registration Exemptions"). The Company has not engaged in any offering of its securities that would jeopardize the availability of the Registration Exemptions.

     In the event the Company requests that Midas deliver certain documents and information relating to this engagement via electronic transmissions, the Company acknowledges and agrees that the privacy and integrity of electronic transmissions cannot be guaranteed due to the possibility that third parties could intercept, view or alter such electronic transmissions. To the extent that any documents or information relating to this engagement are transmitted electronically, the Company agrees to release Midas from any loss or liability incurred in connection with the electronic transmission of any such documents and Information, including the unauthorized interception, alteration or fraudulent generation anal transmission of electronic transmissions by third parties but excluding gross negligence and/or willful misconduct on Midas's part. Under no circumstances will Midas be liable for any ordinary, direct, indirect, consequential, incidental, special, punitive or exemplary damages arising out of the foregoing, regardless of whether Midas has been apprised of the likelihood of such damages occurring.

     The Company acknowledges and agrees that Midas has been retained to act solely as placement agent to the Company, except as provided herein. In such capacity, Midas will act under this letter agreement as an independent contractor and any duties of Midas arising out of its engagement pursuant to this letter agreement shall be owed solely to the Company. It is understood that Midas's responsibility to the Company is solely contractual in nature and that Midas does not owe the Company, or any other party, any fiduciary duty as a result of its engagement.

     Since Midas will be acting on the Compan's behalf in connection with its engagement hereunder, Midas requires that the Company enter into a separate letter agreement, dated the same date hereof, providing for indemnification of Midas and certain related entities and persons by the Company.

     No advice rendered by Midas, whether formal or informal, may be disclosed, in whole or in part, summarized or otherwise referred to without Midas's prior written consent. The Company will not disclose, either orally or in writing, the terms of this agreement without the prior written consent of Midas, except that Midas consents to this letter be made an exhibit to the SB-2 filing being made by Company. In addition, Midas may not be otherwise referred to without its prior written consent.

     Midas is a full service investment banking and capital markets securities firm and as such may from time to time effect transactions for its own account or for the account of its customers, and may hold positions (long or short) in securities of, or options on, securities of the Company.

     The scope of Midas's engagement shall be limited to those matters expressly set out in this letter agreement and shall not include tax, legal, regulatory, accountancy or other technical advice or services. This letter shall not constitute an offer, agreement or commitment to lend by Midas or its affiliates.

     This engagement may be terminated with or without cause by the Company or Midas at any time and without liability or continuing obligation to the Company or Midas (except for compensation to be paid hereunder and expenses incurred by or on behalf of Midas to the date of termination) upon written notice to the; other party. Notwithstanding the foregoing, Midas shall be entitled to its full compensation pursuant to this letter agreement in the event that, during the Term, any Transaction is consummated or the Company enters into an agreement which subsequently results in a Transaction. If a Transaction is consummated with a Midas Identified Party (as defined below) during the twelve (12) month period following the Term, Midas shall be entitled to a Transaction Fee. For purposes of this letter agreement, a Midas Identified Party means a party Midas contacted or identified during the Term in good faith and with whom Midas engaged in activities customarily employed by a placement agent to illicit interest and ultimately participation in a financing of the type contemplated by this letter agreement. At the written request of the Company, Midas will provide a list of Midas Identified Parties within thirty (30) days of such request. Furthermore, the payment of expenses, preservation of the private placement exemption, the status of Midas as an independent contractor, tile limitation on to whom Midas shall owe any duties, the waiver of the right to trial by jury, the confidentiality provisions and the indemnification, limitation on the liability of indemnified persons, contribution and settlement provisions contained in the indemnification letter agreement, will, survive and remain operative regardless of any such termination.

     This letter agreement shall be governed by, and construed in, accordance with, the laws of the State of California without regard to its conflicts of law principles. Midas and the Company (on its own behalf arid, to the extent permitted by law, on behalf of its securityholders) each waives any right to trial by jury in any action, claim, suit or proceeding with respect to Midas's engagement as placement agent or its services hereunder. Solely for the purpose of enforcing this agreement and the related indemnification letter agreement, the Company hereby submits to the nonexclusive jurisdiction of any federal or state court in the State of California, City and County of Los Angeles, and irrevocably agrees that all claims in respect of such action, claim, suit or proceeding may be determined in any such court. Service of process, summons, notice or document by mail to the Company's address set forth above shall be effective service of process for any suit, action or other proceeding brought in such courts. The Company irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or other proceeding in such courts relating to this letter agreement or the indemnification letter agreement and irrevocably and unconditionally waives and agrees not to plead or claim that any such suit, action or other proceeding has been brought in an inconvenient forum. The Company hereby waives all immunity from jurisdiction, service of process, attachment (both before and after judgment) and execution to which it might otherwise be entitled with respect to any such enforcement action. The Company also waives, and will not raise or claim, any immunity to the enforcement of any judgment relating to any such enforcement action.

     The Company agrees that Midas, at its option and expense, has the right to place advertisements in financial and other newspapers anal journals describing its services to the Company hereunder. If requested by Midas, the Company shall include a mutually acceptable reference to Midas in the press release (or other public announcement) made by the Company announcing the Transaction.

     This letter agreement may not be assigned by either Midas or the Company without the written consent of the other party, which shall not be unreasonably withheld. The benefits of, and the obligations and liabilities assumed in, this letter agreement shall inure to the benefit of, and be binding upon any successors and permitted assigns.

     No waiver, amendment or other modification of this letter agreement shall be effective unless in writing and signed by each party to be bound thereby.

     If the foregoing meets with your approval, please sign both copies of this letter agreement and both copies of the indemnification letter agreement and return, one fully executed copy of each to us. We look forward to working with WILON RESOURCES, INC. in this important undertaking.

Very truly yours,

MIDAS SECURITIES, INC.



By:_____/s/ Jay Lee________________________
Name:  Jay Lee
Title:  President

Agreed and Accepted as of the
Date First Written Above:
Wilon Resources, Inc.


By: ____/s/ Harry Thompson____________________________
        Name:  Harry Thompson
        Title:    President/CEO

LA-74551 v2 0950000-0102